STOCK PURCHASE AGREEMENT

BETWEEN

JUNKIEDOG.COM, INC.,

a Nevada corporation

AND

CAFESA.CO,

a Florida corporation

AND

LUIS RAVELO AND LUCIA RAVELO,

Selling Shareholders

AGREEMENT

This Stock Purchase Agreement is dated as of April , 2017, and is by and between JunkieDog.com, a Nevada corporation ("JKDG"), and Cafesa.Co, a Florida corporation ("Cafesa"), and Luis Ravelo and Lucia Ravelo (collectively Ravelo or “Selling Shareholders”).

WHEREAS, the respective Boards of Directors of JKDG and Cafesa have each approved the transfers and purchases set forth herein (the "Acquisition"), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of JKDG and Cafesa have each determined that the Acquisition and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

WHEREAS, the Selling Shareholders have voted in favor of the Acquisition and desire to sell a portion of their shares to JKDG; and

WHEREAS, JKDG and Cafesa desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE ACQUISITION

SECTION 1.1. The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, the Selling Shareholders will sell, transfer and convey to JKDG ____ shares of common stock of Cafesa, that amount being equal to 70% of the total issued and outstanding capital stock of Cafesa (the “Purchased Stock”). JKDG shall assign the Purchased stock to Grand Havana Master LLC (“GHM”), a wholly owned subsidiary of JKDG (with any reference to “JKDG” including GHM), and Cafesa shall become a majority-owned subsidiary of GHM, which includes by operation of law without limitation the assets and properties owned by Cafesa or in which Cafesa has any right, title, or interest inchoate or otherwise, of every kind and description, wherever located, including all property tangible or intangible and real or personal, good will, research and development projects, inventions, discoveries, ideas, improvements, processes, designs, procedures, formulas, know-how, assets, patents, accounts receivable, bank accounts, cash, securities, claims, contract rights, the right to use the trade names (as defined below) in connection with any of its businesses or operations, and all other names, trade names trademarks, or copyrights used by Cafesa in connection with its business or products or other rights in exchange for the receipt by the Selling Shareholders of:

(a) Assumption of the liabilities as set forth on Exhibit 1.1 (a).

(b) $420,000 payable as follows

(i)       $65,000 on or before May 15, 2017

(ii)       $65,000 on or before August 15, 2017

(iii)       8 payments of $27,187.50 with the first payment on or before November 15, 2017 and then every three months thereafter with the last payment being due on or before November 15, 2019.

(iv)       8 payments of $9,062.50 payable in the common stock of the company to be issued on the same date as the payments set forth in 1.1(b)(iii), with the common stock being valued at the closing bid price on the third business day prior to the issuance thereof.

(c) GHM shall enter into an employment agreement (the “Employment Agreement”) with Luis Ravelo for the term of one (1) year, that is automatically renewable for one (1) year terms with a salary of $104,000 per year, payable on GHM’s regular payment schedule. However, in lieu of any payment due under the employment agreement, Luis Ravelo may elect to receive a portion of the amounts payable under the employment agreement in shares of the Company’s stock, to be registered on Form S-8 or other acceptable Registration Statement. Pursuant to the Employment Agreement, Ravelo shall be appointed as Vice President of Operations of JKDG and of Cafesa. The Board of Directors shall also pass a resolution authorizing Ravelo to purchase equipment valued up to $5,000 on an emergency basis should the board be unavailable to meet within the timeframe required for the purchase to be made. Additionally, Ravelo shall be appointed to the Board of Directors of JKDG.

(d) Simultaneously herewith, the Selling Shareholders and GHM shall enter into a Shareholder Agreement in the form attached hereto as Exhibit 1.1(d) setting forth the rights and obligations of GHM and the Selling Shareholders.

Cafesa represents that it has fully and accurately disclosed the assets to be transferred, which include all those reasonably necessary for the conduct of the acquired business in the same manner as that in which such business has been conducted in the immediate past and that no such assets have been heretofore transferred.

SECTION 1.2. Liabilities. Cafesa, Inc. has disclosed all known liabilities, actual or contingent and those liabilities have been set forth on Exhibit 1.1(a) and are represented in the financial statements to be provided pursuant to Section 1.3.

SECTION 1.3. Audited Financial Statements. Cafesa and the Selling Shareholders have delivered to JKDG the financial information and schedules set forth on Exhibit 1.3. The Financial Statements shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Cafesa as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. The Selling Shareholders and Cafesa shall cooperate with JKDG to have such financial statements audited by JKDG’s auditor as may be required by the Securities Exchange Act of 1934 and Regulation S-X.

SECTION 1.4. Instruments of Transfer. The sales, assignments, and deliveries to be made to JKDG pursuant to this Agreement shall be effected if and as may be necessary under applicable law by stock transfers, deeds, bills of sale, indorsements, checks, and other instruments of transfer in such form as JKDG shall reasonably request. Cafesa shall prepare appropriate forms of instruments of transfer and conveyance in conformity with this agreement and shall submit them to JKDG not less than 5 days prior to Closing. Any time and from time to time after the Closing, on JKDG’s request, Cafesa will do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, and powers of attorney as may be required in conformity with this Agreement for the adequate assigning, transferring, granting, and confirming to JKDG of the stock, assets and properties sold to JKDG. In the event that Cafesa is unable or unwilling to execute, acknowledge or deliver such documents, then JKDG may exercise the power of attorney granted in Section ____ below.

SECTION 1.5. Name. Cafesa agrees that it has not and will not authorize the use of the name Cafesa, Cafesa Co, Cafesa.Co, Café Miami, Café SA, or any trade name or trademark under which it has conducted business, and such names, trade names and any all other names, trade names and trademarks, whether registered or unregistered are hereby transferred, soled and assigned to the JKDG.

SECTION 1.6. Assignment of Contract Rights. To the extent necessary under applicable law or otherwise, if any contract, license, lease, commitment, or sales or purchase order assignable to JKDG or GHM under this Agreement may not be assigned without the consent of the other party thereto, Cafesa shall obtain the consent of the other party to the assignment. All contracts to which Cafesa is a party are set forth on Exhibit 1.6 attached hereto and made a part hereof. All such contracts shall be delivered to JKDG at closing.

SECTION 1.7. Accounts Receivable. After the Closing Date JKDG shall have the authority to collect all receivables transferred by Cafesa under this Agreement and to endorse without recourse and without warranties of any kind the name of Cafesa Co. on any checks or evidence of indebtedness received by JKDG on account of any receivables. Cafesa will transfer and deliver to JKDG any cash or other property that Cafesa may receive in respect to any receivables.

SECTION 1.8. Books and Records. Cafesa shall immediately deliver to JKDG the originals of minute books, stock books, and other corporate records of Cafesa. The Selling Shaeholders shall have the right to retain copies of such corporate records, The Parties shall have reasonable access to and the right to make extract copies of all books, records, and documents referred to in this agreement that are in the possession of the other party.

SECTION 1.9. Closing. The closing of the Acquisition (the "Closing") will take place upon completion of the transfer of Shares and the payment set forth in Section 1.1(b)(i) which shall be no later than May 15, 2017 unless another time or date is agreed to in writing by the parties hereto. For the purposes of this provision, email correspondence shall be considered a “writing” if the content of such email is agreed to be each Party. At closing Cafesa shall provide the resignations of its officers and directors and shall appoint Robert Rico as President and director and Tanya Bredemeier and Steven Polisar as directors.

SECTION 1.10. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Acquisition to be consummated by filing appropriate documents executed in accordance with the relevant provisions of applicable law and shall make all other filings or recordings required to transfer the stock and otherwise to effect the transactions contemplated by this Agreement.

SECTION 1.11. Effects of the Acquisition. The Acquisition shall have the effect of control of Cafesa to JKDG and all rights and benefits attendant thereto.

SECTION 1.12. Tax Considerations. If each of the Selling Shareholders, and JKDG agree, the Parties hereto may change the method of effecting the acquisition and transactions contemplated hereby, and each party shall cooperate in such efforts, including, to provide for maximization of tax attributes and, among other methods, (a) a merger of Cafesa with and into a new corporation, or (b) a merger of Cafesa with and into GHM; provided, however, that no such change shall alter or change the amount or kind of consideration to be paid to the Selling Shareholders as provided for in this Agreement (the "Acquisition Consideration").

ARTICLE II

EFFECT OF THE ACQUISITION ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS;
DELIVERY OF CERTIFICATES

SECTION 2.1. Delivery Certificates. The Selling Shareholders shall deliver to JKDG the Shares at Closing.

SECTION 2.2. No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip for shares of capital stock representing less than one share of JKDG Common Stock shall be issued.

SECTION 2.3. Restricted Securities. The shares of the JKDG common stock, and any other securities to be issued in connection with the Acquisition, unless otherwise registered as provided for herein, shall be deemed "restricted securities" as defined by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The certificates evidencing such shares shall bear the following restrictive legend:

The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise transferred unless registered under the Securities Act or there is an opinion from counsel to the Company that such sale or other transfer may be made pursuant to an exemption from the registration requirement of the Securities Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1. Representations and Warranties of Cafesa and the Selling Shareholders. Cafesa and Selling Shareholders represent and warrant to JKDG as follows:

(a)	Organization, Standing and Corporate Power. (i) Cafesa is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted. Cafesa, is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a material adverse effect on Cafesa. Cafesa has delivered to JKDG prior to the execution of this Agreement, complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to date.
(b)	Subsidiaries. Cafesa does not beneficially own any subsidiaries nor does it own any capital stock or other proprietary interest, directly, indirectly in any corporation, trust, partnership, joint venture or other entity.
(c)	Capital Structure. The authorized capital stock of Cafesa is set forth on Exhibit 3.1(C). All outstanding shares of capital stock of Cafesa are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
(d)	Authority; Noncontravention. Cafesa has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Cafesa and the Selling Shareholders and the consummation by Cafesa and the Selling Shareholders of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Cafesa, subject, in the case of the Acquisition, to the Cafesa Stockholder Approval (approval of the common shareholders of Cafesa as required by Cafesa’s Articles of Incorporation and by applicable Florida law). This Agreement has been duly executed and delivered by Cafesa and the Selling Shareholders and, assuming the due authorization, execution and delivery by JKDG constitutes the only legal, valid and binding obligation of Cafesa, enforceable against Cafesa in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the Assets to be transferred by Cafesa under, (i) the certificate of incorporation or bylaws of Cafesa, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, license or similar authorization applicable to Cafesa or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CAfesa, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Cafesa or (y) reasonably be expected to impair the ability of Cafesa to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to Cafesa in connection with the execution and delivery of this Agreement by Cafesa or the consummation by Cafesa of the transactions contemplated by this Agreement, except for (1) the filing of appropriate documents with the relevant authorities of other states in which Cafes is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements for the transfer or assignment of patents, service marks, trade names, copy rights or similar rights; and (2) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Cafesa or (y) reasonably be expected to impair the ability of Cafesa to perform its obligations under this Agreement.

To the knowledge of Cafesa or the Selling Shareholders neither Cafesa nor the Selling Shareholders, are in material violation of, or in material default under, (i) any term or provision of its Certificate of Incorporation or bylaws; or (ii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business. Cafesa owns, possesses or has obtained all material governmental and other licenses, permits, certifications, registration, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing and there are no existing actions, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.

(e)	Good Title. All assets and properties that were and are used in the business of Cafesa, or that were reflected in the balance sheets dated December 31, 2016, are owned by Cafesa and are free and clear of all liens and encumbrances and are not subject to any restriction except as set forth in Exhibit 1.1(a).
(f)	Undisclosed Liabilities. To Cafesa’s knowledge, except (i) as reflected in the Financial Statements or in the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iii) liabilities incurred in the ordinary cause of Cafesa’s business since its inception, Cafesa has no liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Cafesa or its ability to carry out the terms of this Agreement.
(g)	Information Supplied. None of the information supplied or to be supplied by Cafesa or the Selling Shareholders specifically for inclusion or incorporation by reference any reports, notices, schedules or filings to be filed with the SEC by JKDG in connection with the transactions contemplated hereby will to Cafesa’s knowledge contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(h)	Customer Relationships. Cafesa enjoys very good relationships with their customers, and there have been no significant difficulties experienced that would indicate that these good relationships will not continue past the Closing Date. afesa does not now have, nor has ever had, any agreement, arrangement, or understanding with any of its customers with respect to discriminatory allowances, preferential or special terms of sale, or exclusive dealing or special delivery terms, and nothing has been done or said by Cafesa to cause any of its customers to expect any such special conditions as a prerequisite for continued purchases of products from JKDG, GHM or JKDG’s or GHM’s successors or assigns. Cafesa is not in default under any contract, agreement, lease, or other document to which it is a party, and has complied with all laws, regulations, and ordinances applicable to its business to the date of this Agreement.
(i)	Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby since December 31, 2016, Cafesa has conducted its business only in the ordinary course since such date and prior to the date hereof, and there has not been (i) any material adverse change in Cafesa, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Cafesa’s capital stock, (iii) any split, combination or reclassification of any of Cafesa’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Subsidiaries' capital stock, (iv)(A) any granting by Cafesa to any current or former director, executive officer or other key employee of Cafesa of any increase in compensation, bonus or other benefit, (B) any granting by Cafesa to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by Cafesa into, or any amendment of, any employment, deferred compensation consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in writing by Cafesa to JKDG or required by a change in USGAAP, any change in accounting methods, principles or practices by Cafesa materially affecting Cafesa’s assets, liabilities or business, or (vi) except insofar as may have been disclosed by Cafesa in writing , any tax election that individually or in the aggregate would have a material adverse effect on Cafesa’s tax attributes or any settlement or compromise of any material income tax liability.

(j)	Compliance with Applicable Laws; Litigation. (i) To the knowledge of Cafesa and the Selling Shareholders, Cafesa holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of its businesses except where the failure to have any such Permits individually or in the aggregate would not have a material adverse effect on Cafesa. Cafesa is in compliance with the terms of the Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Cafesa. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to either Subsidiary or any of its respective properties, is pending or, to the knowledge of Cafesa or the Selling Shaeholders, threatened, except as set forth by Cafesa in writing; (ii) Cafesa is not subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on it, and no state of facts exist which could reasonably be foreseen to give rise to litigation, threatened or otherwise.
(k)	Taxes. To the knowledge of Cafesa and the Selling Shareholders, Cafesa has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Cafesa. Except a specifically disclosed in writing in detail on Schedule 3.1 Cafesa has paid all taxes (as defined herein) shown as due on such returns.

As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

(l)	Financial Statements. Cafesa’s Financial Statements comply as to form in all material respects with applicable accounting requirements with respect thereto; and fairly present, in all material respects, the financial position of Cafesa at, and the results of its operations for, each of the periods then ended and were prepared in conformity with GAAP applied on a consistent basis, except as otherwise disclosed therein and, subject to normal year-end adjustments, the absence of footnote disclosures, and any other adjustments described therein, it being understood the financial statements for year ended December 31, 2015 and subsequent are unaudited.

(m)	Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2016, Cafesa has conducted its business only in the ordinary course and to Cafesa’s and the Selling Shareholders’ knowledge there has not been any material adverse change in Subsidiaries’ businesses, finances or operations.
(n)	Intellectual Property. To the knowledge of Cafesa and the Selling Shareholders, Cafesa owns or has a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "Intellectual Property") necessary to carry on its business substantially as currently conducted and as set forth in its business plan and as otherwise represented, except for such Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on Cafesa. Cafesa has not received any notice of infringement of or conflict with, and, to Cafesa’s or the Selling Shareholder’s knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on Cafesa.
(o)	Full Disclosure. The documents, certificates, and other writings furnished or to be furnished by or on behalf of Cafesa to JKDG pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.

SECTION 3.2. Representations and Warranties of JKDG. JKDG to the extent applicable and with regard to itself and GHM, represents and warrants to Cafesa and the Selling Shareholders the following:

(a)	Organization, Standing and Corporate Power. (i) JKDG is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on JKDG. Each of TRC and GHM is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on JKDG; (ii) JKDG has delivered to Cafesa prior to the execution of this Agreement, complete and correct copies of its Articles of Incorporation and bylaws, as amended to date.
(b)	Subsidiaries. GHM is a wholly-owned subsidiary of JKDG and is duly organized as a limited liability company in the State of Florida.

(c)	Authority; Noncontravention. JKDG has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by JKDG and the consummation by JKDG of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of JKDG. This Agreement has been duly executed and delivered by JKDG and, assuming the due authorization, execution and delivery by Cafesa and the Selling Shareholders, constitutes a legal, valid and binding obligation of JKDG, enforceable against JKDG in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of JKDG or any of its subsidiaries under, (i) the articles of incorporation or bylaws of JKDG or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to JKDG or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to JKDG or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on JKDG or (y) reasonably be expected to impair the ability of TRC to perform its obligations under this Agreement. No consent, approval, order or authorization of action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to JKDG or any of its subsidiaries in connection with the execution and delivery of this Agreement by JKDG or the consummation by JKDG of the transactions contemplated by this Agreement, except for (1) the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (2) the filing appropriate documents with the relevant authorities of other states in which JKDG is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on JKDG, or (y) reasonably be expected to impair the ability of TRC to perform its obligations under this Agreement.

JKDG is not in material violation of, or in default under, (i) any term or provision of its Articles of Incorporation or bylaws; or (ii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business. JKDG owns, possesses or has obtained all material governmental and other licenses, permits, certifications, registration, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing and there are no existing actions, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.

(d)	Information Supplied. None of the information supplied or to be supplied by JKDG specifically for inclusion or incorporation by reference in any registration statements, prospectuses, reports, schedules or other documents to be filed with the SEC or any other governmental entity, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All SEC Filings will comply as to form and substance in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by JDKG with respect to statements made or incorporated by reference therein based on information supplied by Cafesa specifically for inclusion or incorporation by reference in any subsequent SEC Filing.
(e)	Compliance with Applicable Laws; Litigation. (i) To the knowledge of JKDG, JKDG and GHM hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of GHM (the "GHM Permits") except where the failure to have any such GHM Permits individually or in the aggregate would not have a material adverse effect on GHM. GHM is in compliance with the terms of the GHM Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on GHM. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to JKDG or GHM or any of their respective properties, is pending or, to the knowledge of JKDG, threatened, except as set forth in JKDG Disclosure documents. (ii) JKDG is not subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on JKDG.
(f)	Absence of Benefit Plans. JKDG has no severance, or employment agreements or policies, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of JKDG.
(g)	ERISA Compliance. JKDG has never had any employee, medical or pension benefit plans.
(h)	Taxes. (i) JKDG and GHM have filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on JKDG. JKDG has paid all taxes shown as due on such returns, and the most recent financial statements contained in the JKDG SEC Documents reflect an adequate reserve in accordance with USGAAP for all taxes payable by JKDG for all taxable periods and portions thereof accrued through the date of such financial statements.
(i)	State Takeover Statutes; Certificate of Incorporation. The Board of Directors of JKDG (including the disinterested Directors thereof) has unanimously approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Acquisition, and the other transactions contemplated hereby by the JKDG Board of Directors and constitutes approval of the Acquisition the issuance of JKDG Stock in connection therewith and the other transactions contemplated hereby.

(j)	Certain Contracts. JKDG is not a party to or bound by (i) any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of JKDG (including Cafesa), taken as a whole, is or would be conducted, or (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Acquisition or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "JKDG Material Contracts"). Each JKDG Material Contract is valid and binding on JKDG and is in full force and effect, and JKDG has in all material respects performed all obligations required to be performed by it to date under each JKDG Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on JKDG. JKDG does not know of, nor has received notice of, any violation or default under (nor, to the knowledge of JKDG, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any JKDG Material Contract.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1. Conduct of Business.

(a)	Conduct of Business. Except as may otherwise be expressly contemplated by this Agreement or as consented to by the other Party in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, each Party shall carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Closing. Without limiting the generality of the foregoing (but subject to the above exceptions), except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing, neither Cafesa or JKDG shall:
i.	(x) declare, set aside or pay any cash dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
ii.	issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

iii.  except as contemplated hereby, amend its certificate of incorporation, By-Laws or other comparable organizational documents;

iv.	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person;
v.	sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitization).
vi.	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money; or
vii.	authorize, or commit or agree to take, any of the foregoing actions.

(b)	Other Actions. Except as required by law, Cafesa and JKDG shall not voluntarily take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time.

(c)	Advice of Changes. Cafesa and JKDG shall promptly advise the other Party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 4.2. No Solicitation by Cafesa.

(a)	Cafesa shall not, nor shall they authorize or permit any of their directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them or any of their subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Cafesa Takeover Proposal (being defined as any offer or proposal made by any person or entity to purchase any of the assets of Cafesa, other than in the usual course of business, or any of the capital stock of Confesa) or (ii) participate in any discussions or negotiations regarding any Cafesa Takeover Proposal.
(b)	In addition to the obligations of Cafesa set forth in paragraphs (a) of this Section 4.2, Cafesa shall immediately advise JKDG orally and in writing of any request for information or of any Cafesa Takeover Proposal, the material terms and conditions of such request or Cafesa Takeover Proposal and the identity of the person making such request or Cafesa Takeover Proposal. Cafesa will keep JKDG reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Cafesa Takeover Proposal. JKDG shall treat any information it receives from Cafesa pursuant to this section as confidential information.

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.1. Access to Information; Confidentiality. Both Cafesa and JKDG shall afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Closing to all their and the Subsidiaries respective properties, books, contracts, commitments, personnel and records and, during such period, both Cafesa and JKDG shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.1 shall affect any representation or warranty given by the other party hereto. Both Cafesa and JKDG will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

SECTION 5.2 Best Efforts.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use their commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement. Nothing set forth in this Section 5.2(a) will limit or affect actions permitted to be taken pursuant to Sections 4.1 and 4.2.
(b)	In connection with and without limiting the foregoing, Cafesa and JKDG shall each (i) take all action necessary to ensure that no state statute or regulation is or becomes applicable to the Acquisition, this Agreement, or any of the other transactions contemplated by this Agreement and if any state statute or regulation becomes applicable to this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Acquisition and the.other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Acquisition and the other transactions contemplated by this Agreement.

SECTION 5.4. Fees and Expenses. All fees and expenses incurred in connection with this Agreement, and the transactions contemplated by this Agreement, shall be paid by the party incurring such fees or expenses, whether or not the Acquisition is consummated.

SECTION 5.5. Public Announcements. Cafesa and JKDG will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Acquisition, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law or court process. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.6. Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting and other tax adviser regarding the treatment of the transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

SECTION 5.7. Company Officers; Employment Contracts; Equity Awards. Cafesa specifically recognizes and approves that on or prior to the Closing Date, JKDG will enter into an employment agreements with Mr. Luis Ravelo as determined by and in form and substance reasonably satisfactory to Mr. Ravelo and JKDG and the basic terms of which are set forth in Article 1.

SECTION 5.8. Conveyance Taxes. Cafesa and JKDG shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Closing.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1. Conditions to Each Party's Obligation to Effect the Acquisition. The respective obligation of each party to effect the Acquisition is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	Stockholder and Creditor Approvals. If required by applicable law, the Cafesa common stockholder approvals and the approval of the creditors of Cafesa (to the extent such creditor approval is required) shall have been obtained, and copies of said approvals shall have been provided to JKDG by Cafesa.
(b)	Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Cafesa, JKDG or any of their subsidiaries to consummate the Acquisition and the other transactions contemplated hereby, the failure of which to be obtained or taken (i) is reasonably expected to have a material adverse effect on the Surviving Corporation and its prospective subsidiaries, taken as a whole, or (ii) will result in a violation of any laws, shall have been obtained, all in form and substance reasonably satisfactory to Cafesa and JKDG.
(c)	No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Acquisition, or (ii) which otherwise is reasonably likely to have a material adverse effect on Cafesa or JKDG, as applicable; provided, however, that each of the parties shall have used its commercially reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

SECTION 6.2. Conditions to Obligations of JKDG. The obligation of JKDG to effect the Acquisition is further subject to satisfaction or waiver of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Cafesa set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Cafesa.
(b)	Performance of Obligations of Cafesa. Cafesa shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)	No Material Adverse Change. Through the time of closing there has been no material adverse change in the condition of Cafesa.

SECTION 6.3. Conditions to Obligations of Cafesa. The obligation of Cafesa to effect the Acquisition is further subject to satisfaction or waiver of the following conditions:

(a)	Representations and Warranties. The representations and warranties of JKDG set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on JKDG.
(b)	Performance of Obligations of JKDG. JKDG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)	No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to JKDG.

SECTION 6.4. Frustration of Closing Conditions. Neither Cafesa nor JKDG may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable best efforts to consummate the Acquisition and the other transactions contemplated by this Agreement. Any term, condition or provision of the closing conditions may be waived which shall not affect the validity of the Acquisition.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, and (except in the case of 7.1(d) or 7.1(e)) whether before or after the Cafesa Stockholder Approval.

(a)	by mutual written consent of Cafesa and JKDG;
(b)	by Cafesa or JKDG:
i.	if the Acquisition shall not have been consummated by May 15, 2017; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Acquisition to be consummated by such time; provided, however, that this Agreement may be extended not more than 30 days by either party by written notice to the other party if the Acquisition shall not have been consummated as a direct result of ICCI or TRC having failed to receive all regulatory approvals required to be obtained with respect to the Acquisition.
ii.	if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used commercially reasonable best efforts to prevent the entry of and to remove such Restraint;
(c)	by JKDG, if Cafesa shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by JKDG or is not cured within 60 days of written notice thereof; or
(d)	by Cafesa, if JKDG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by Cafesa or is not cured within 60 days of written notice thereof.

SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either Cafesa or JKDG as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of JKDG, GHM or Cafesa, other than the provisions of this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after the Cafesa Stockholder Approval, if necessary. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.4. Extension; Waiver. At any time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, or (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement.

SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require, in the case of JKDG or Cafesa, action by its Board of Directors.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION

SECTION 8.1. Survival of Representations and Warranties. The representations and warranties of JKDG and Cafesa shall survive the execution and delivery hereof and the Closing hereunder.

SECTION 8.2. Indemnity by Cafesa. Cafesa shall indemnify, defend and hold harmless JKDG, its parent(s), subsidiaries, affiliates, directors, officers, agents and employees (the “JKDG Indemnified Parties”) against and in respect of any and all liabilities including interest, penalties and reasonable attorneys' fees, that the JKDG Indemnified Parties shall incur or suffer, which arise or result from, or relate to (a) any breach by Cafesa of any of its representations or warranties contained in the Agreement, or the failure of Cafesa to perform any covenant or agreement contained in the Agreement, or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Cafesa under the Agreement, (b) any and all claims of whatever nature, asserted (with or without the commencement of legal action) against the JKDG Indemnified Parties with respect to any liabilities or assets not disclosed, and (c) any and all claims of whatever nature, asserted (but only upon the commencement of legal action) against the JKDG Indemnified Parties by any creditor or shareholder of Cafesa or by any third party making a claim through or on behalf of such creditor or shareholder.

SECTION 8.3. Indemnity by JKDG. JKDG shall indemnify, defend and hold harmless Cafesa, its parent(s), subsidiaries, affiliates, directors, officers, agents and employees (the “Cafesa Indemnified Parties”) against and in respect of any and all liabilities including interest, penalties and reasonable attorneys' fees, that the Cafesa Indemnified Parties shall incur or suffer, which arise or result from, or relate to (a) any breach by JKDG of any of its representations or warranties contained in the Agreement, or the failure of JKDG to perform any covenant or agreement contained in the Agreement, or in any schedule, certificate exhibit or other instrument furnished or to be furnished by JKDG under the Agreement, including payment in full of any IRS liability as set forth on Schedule 3.1 and (b) any and all claims of whatever nature, asserted (but only upon the commencement of legal action) against the Cafesa Indemnified Parties by any creditor or shareholder of JKDG or by any third party making a claim through or on behalf of such creditor or shareholder.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1. Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing.

SECTION 9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

1.	if to JKDG or GHM, to

JunkieDog.Com Inc.

Attn: Robert Rico

407 Lincoln Rd., Suite 2A

Miami Beach, FL 33139

With a copy to (which shall not constitute notice):

Jonathan Leinwand, Esq

Greenspoon Marder PA

200 E Broward Blvd. Suite 1800

Fort Lauderdale, FL 33301

2.	if to Cafesa, to

Cafesa Co

Attn: Luis Ravelo

18960 SW 310th Street
Homestead, FL 33030

With a copy to (which shall not constitute notice):

TBA

____________________________

____________________________

____________________________

SECTION 9.3. Definitions. For purposes of this Agreement:

(a)	“Affiliate” except for purposes of Section 5.10, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly; of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;
(b)	"material adverse change" or "material adverse effect" means, when used in connection with JKDG or Cafesa, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party; and the terms "material" and "materially" have correlative meanings;
(c)	"person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;
(d)	a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and
(e)	"knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments, in each case after reasonable inquiry.

SECTION 9.4. Power of Attorney. Cafesa hereby appoints JKDG as its agent and attorney-in-fact for the purpose of executing and delivering any and all documents necessary to carry out the intent and provisions of this Agreement. In the event Cafesa refuses to comply with any of the provisions of this Agreement or is not present at the Closing, any conveyance by such agent and attorney-in-fact shall be a conveyance of all of the Cafesa’s right, title, and equity in and to the stock. This power of attorney is coupled with an interest and may not be terminated by Confesa as long as this Agreement remains in effect.

SECTION 9.5. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 9.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

SECTION 9.8. Governing Law; Disputes. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof

SECTION 9.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, JKDG, the Selling Shareholders and Cafesa have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Cafesa.Co, a Florida corporation

By: /s/ Luis Ravelo

Name: Luis Ravelo

Title: President

JunkieDog.com., a Nevada corporation

By: /s/ Tanya Bredemeier

Name: Tanya Bredemeier

Title: President

LUIS RAVELO (“SELLING SHAREHOLDER”)

By: /s/ Luis Ravelo

Name: Luis Ravelo

LUCIA RAVELO (“SELLING SHAREHOLDER”)

By: /s/ Lucia Ravelo

Name: Lucia Ravelo

Exhibit 1.1(a) – Assumed Liabilities

Exhibit 1.1(d) – Shareholders Agreement

Exhibit 1.3 – Financial Information of Cafesa

Exhibit 1.6 – Assignment of Contracts

Exhibit 3.1(c) – Cafesa Capital Structure